Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, #105
NYSE MKT: IHT		Phoenix, Arizona 85020
FISCAL 2013		Phone: 602-944-1500

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

INNSUITES HOSPITALITY TRUST (IHT) DECLARES ANNUAL DIVIDEND OF $0.01 PER SHARE;

IHT RECEIVES NOTICE FROM NYSE MKT;

IHT ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

Dividends

Phoenix, Arizona, January 14, 2013 – On January 11, 2013, InnSuites Hospitality Trust (the “Trust”) declared a dividend of $0.01 per share payable on January 31, 2013 to shareholders of record as of January 23, 2013. The Trust has consistently paid dividends without interruption each year since the formation of the Trust in 1971.

NYSE MKT Notice

On January 8, 2013, the Trust received a letter from the NYSE MKT LLC informing the Trust that the staff of the NYSE MKT’s Corporate Compliance Department has determined that the Trust is not in compliance with Section 1003(a)(ii)of the NYSE MKT Company Guide due to the Trust having stockholder’s equity of less than $4.0 million and reported net losses in three of its four most recent fiscal years.

The NYSE MKT’s letter informed the Trust that, to maintain its listing, it must submit a plan of compliance by February 7, 2013, addressing how it intends to regain compliance with the NYSE MKT’s continued listing standards by the end of its fiscal year, January 31, 2014 (the “plan period”). The NYSE MKT’s letter provides that if the plan submitted by the Trust is accepted by the NYSE MKT, the Trust may be able to continue its listing during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the Trust’s plan.

The Trust has been monitoring its stockholders’ equity and reviewing potential actions that can be taken to increase its stockholders’ equity and reviewing potential actions that can be taken to increase its stockholders’ equity to maintain compliance with the NYSE MKT’s listing standards. The Trust intends to submit a proposed plan of compliance to the NYSE MKT by the deadline of February 7, 2013. Due to approximately $1.8 million of annual non-cash depreciation expense, the Trust’s equity has been reduced, partially offset by operating gains and Trust minority hotel sales.

CFO Retirement

The Trust announces the retirement of Mr. Anthony Waters who has served as Chief Financial Officer of the Trust since February 25, 2000.

The matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements, including the Trust’s ability to pay dividends, are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. We can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov.